Exhibit 10.79

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of this 14th day of March, 2008, by and between Bright Investments, LLC, an Oregon limited liability company (hereinafter called “Landlord”), and Imaging Diagnostic Systems, Inc., a Florida corporation (hereinafter called “Tenant”).

W I T N E S S E T H :

Section 1.  Premises:  The Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to the terms and conditions in this Lease and subject to all zoning ordinances and restrictions and reservations of record, the following described property (“Premises”):

24,549 square feet, more or less, located at 6531 Northwest 18th Court, Plantation, Florida  33313, as described in greater detail on Exhibit A, of which the parties agree that the rentable square footage shall be deemed to be 24,000.

The Premises is being leased in “AS IS” condition except as otherwise specifically provided herein.  Landlord has made no representations to Tenant regarding the condition of the Premises, and Tenant hereby acknowledges that Tenant has, prior to the date hereof, undertaken all inquiry, which Tenant deems appropriate under the circumstances to determine the actual condition of the Premises.

Section 2.  Term:  Tenant shall have and hold the Premises for a term beginning on the Commencement Date (as hereinafter defined) and terminating on the Expiration Date (as hereinafter defined) unless extended in accordance with this Lease or sooner terminated pursuant to the terms hereof (the “Term”).  Notwithstanding the foregoing, either party may cancel this Lease without penalty or fault upon 180 days prior written notice given to the other party, to be effective on the first day of the month following the expiration of said 180 day period.

Section 3.  Commencement and Expiration Dates:  The date of commencement of the Term of this Lease (the “Commencement Date”) shall be the date first written above.  The date of the expiration of the Term of this Lease shall be that date which completes five (5) years from the Commencement Date except that in the event that the Commencement Date is a date other than the first day of a calendar month, said term shall be extended for the number of days equal to the remainder of the calendar month following the Commencement Date (the “Expiration Date”).  For purposes of this Agreement, a “Lease Year” shall mean:  for the first year, the period beginning on the Commencement Date and ending on the first annual anniversary of the last day of the month in which the Commencement Date falls (unless the Commencement Date falls on the first day of a month, in which case the first Lease Year shall end on the first annual anniversary of the month-end preceding the Commencement Date); and for subsequent years, the twelve month period ending on each annual anniversary within the lease term of the final day of the first Lease Year.  Landlord and Tenant acknowledge that certain obligations under various articles of this lease may commence prior to the Commencement Date of the lease term and agree that this is a binding and enforceable agreement as of the date Landlord and Tenant execute this Lease.

Section 4.  Rental:  Commencing on the first day of the seventh month of the first Lease Year, Tenant shall pay to Landlord as Minimum Annual Rent (the “Minimum Annual Rent”) for the balance of the first Lease Year the sum of $12.00 per square foot, payable in monthly installments of $24,000, plus applicable sales tax.  Thereafter, rental shall be due on the first day of each calendar month.  No Minimum Annual Rent shall be due for the first six months of the Term.  All rent shall be due in advance and without demand, deduction or setoff.  All rent shall be paid at the Landlord’s address listed below, or to such other address or place designated by Landlord by written notice to Tenant.

Section 5.  Annual Rent Escalations:  During the term and any renewal term of this Lease, the Minimum Annual Rent shall be increased every year.  Commencing with the first day of the second Lease Year and on each Lease Year anniversary thereafter, the Minimum Annual Rent shall be cumulatively increased by $24,000 per each Lease Year ($1.00 per rentable square foot), plus applicable sales tax.

Section 6.  Sales Tax:  Together with each monthly payment of Minimum Annual Rent, Tenant shall pay Landlord any and all applicable sales and/or excise taxes due thereon.

Section 7. Partial Months’ Rental:  If the Commencement Date occurs on a day other than the first day of the month, then the monthly installment of Minimum Annual Rent shall be prorated for such partial month(s) on a per diem basis. Together with each partial months’ rental, Tenant shall pay Landlord any and all applicable sales and/or excise taxes due thereon.

Section 8.  Type of Lease:  Except as otherwise provided in this Lease, the Minimum Annual Rental is to be paid to Landlord net of taxes, insurance and maintenance.  This is a “triple net lease” in that Tenant shall be responsible for the cost of taxes, insurance, maintenance, utilities and all other charges, except for those items of maintenance which are specifically made the responsibility of the Landlord in this Lease.

Section 9.  Taxes:  Tenant agrees to pay when due, Tenant’s full proportionate share as determined pursuant to this Section of all ad valorem and non-ad valorem taxes and assessments, special or otherwise, which may be levied or assessed by any lawful authority against the Premises (“Taxes”) plus all applicable sales and excise taxes due thereon.  For the calendar years in which the Commencement and Expiration Dates occur, the taxes and assessments for such calendar year shall be prorated between Landlord and Tenant based upon the number of days of the lease term during said calendar year and regardless of the due date of the tax or assessment, such tax or assessment shall be deemed to have been assessed prorata throughout the Lease Year.  Tenant shall be responsible for any other taxes, including tangible personal property taxes, in keeping with the character of this Lease as a triple net lease.  Tenant shall pay all Taxes directly to the governmental authority on or before the due date and Tenant shall provide Landlord with proof of payment of such Taxes.

Section 10.  Roof Repairs:  The parties acknowledge that certain roof repairs required on the Premises have been made by Tenant at Tenant’s sole cost in the amount of $23,800.  A copy of the contract and cancelled checks evidencing such repairs and payment thereof is attached as Exhibit 1.

Section 11.  Landlord's Insurance and Tenant's Reimbursement:  Tenant will  provide an insurance policy reflecting Landlord as additional insured, which insurance shall be of the following character:

Hazard insurance on the building (but not on Tenant’s property) in the amount of $2,100,000.00 insuring against loss or damage by fire, lightning, windstorms, hail, explosion, aircraft, smoke damage, vehicle damage and other risks from time to time included under “extended coverage” policies and such other risks as are or shall customarily be insured against.

Tenant agrees to pay the premiums for the foregoing insurance directly to the insurer when due.  Landlord shall be the additional named insured.  Policy periods, which differ from the Term, shall be prorated to the Term of this Lease.  The monthly rental payment shall be subject to change based upon changes in the premiums.  Notwithstanding the foregoing, attached hereto as Exhibit B is copy of the certificate of insurance which the parties agree satisfies the limits set forth in this Section.

Section 12.  Utilities and Dues:  Tenant shall pay all water, trash disposal, gas, electricity, fuel, light, heat, power and all other utility bills for the Premises, for all other services and materials used by Tenant in connection therewith, and for all association dues and similar charges, when due.  If Tenant does not pay the same when due, Landlord may pay the same on Tenant's account and Tenant hereby agrees to reimburse Landlord for any sums so expended by Landlord with the next monthly installment of Minimum Annual Rent due thereafter.  Tenant hereby acknowledges and agrees that Landlord shall not be obligated to supply or obtain, nor shall Landlord be liable for, nor shall Rent abate by reason of, any failure to furnish, or suspension or delays in furnishing, any utility service to the Premises.

Section 13.  Late Charges:  Any installment of Minimum Annual Rent or other amount payable pursuant to this Lease which is not paid when due shall thereafter bear interest at the rate of twelve-percent (12%) per annum until paid.  In addition, for each installment of Minimum Annual Rent or other amount payable pursuant to this Lease which is not paid by the fifth (5th) day after it becomes due, Tenant shall be obligated to pay to Landlord an administrative fee equal to five percent (5%) of such amounts to cover the cost of handling and processing such late payments.  In the event that any such interest or late charge is deemed to exceed the maximum legally allowable charge under applicable state law, such charge shall be reduced to the maximum legally allowable charge.  Collection of late charges shall not constitute a waiver of any other right or remedy available to Landlord for non-payment or late payment.

Section 14.  Quiet Possession:  Landlord is the sole owner of the Premises and has the full right and authority to enter into this lease without the consent of any other person.  Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all terms, provisions, covenants and conditions on Tenant's part to be observed and performed, Tenant shall, subject to all of the terms, provisions, covenants and conditions of this Lease Agreement, peaceably and quietly hold and enjoy the Premises for the Term hereby demised.  Landlord is not aware of any condemnation proceedings, foreclosure proceedings or any other pending or threatened suit, which involves the Premises, or any environmental matter.  Landlord is not aware of any existing environmental problem regarding the Premises but discloses that the property was used previously in operation of a printing business.

Section 15.  Use of Premises:  The Premises for the entire Term shall be used solely for a light manufacturing and assemble and related office use, and no other use shall be made thereof without the prior written consent of the Landlord.

Section 16.  Return of Premises:  Upon the expiration or sooner termination of the Term of this Lease, Tenant shall quit and surrender to Landlord the Premises, broom-clean, in good order and condition, ordinary wear and tear excepted, and shall surrender to Landlord all keys to or for the Premises and inform Landlord of all combinations of locks, safes and vaults, if any, in the Premises.  Prior to the expiration or termination of this Lease, Tenant, at its expense, shall promptly remove from the Premises all personal property of Tenant, repair all damage to the Premises caused by such removal and restore the Premises to the condition which existed prior to the installation of the property so removed.  Any personal property of Tenant not removed within ten (10) days following the expiration or earlier termination of the Lease shall be deemed to have been abandoned by Tenant and may, in accordance with applicable state and local law, be retained or disposed of by Landlord, as Landlord shall desire.  Tenant's obligation to observe or perform the covenants set forth in this Section shall survive the expiration or sooner termination of this Lease.

Section 17.  Alterations and Tenant's Work:  Tenant shall have no right to make any structural alterations or modifications to the Premises or to make any roof penetrations without the prior written approval of Landlord which written consent may not be unreasonably withheld.  All improvements must be made in accordance with all applicable federal, state, and local laws, regulations, ordinances, and other restrictions and in good and workmanlike manner.  Tenant shall be responsible for obtaining all required permits and approvals, from city, county, state, or other governing bodies having jurisdiction over the Premises.  Prior to commencing any work, Tenant shall provide Landlord with complete plans and specifications for the proposed work in form sufficient for obtaining a building permit.  Except as expressly provided otherwise in this Lease, Landlord shall have a period of twenty (20) days from receipt of the plans and specifications in which to approve or reject the submittals.  No approval by Landlord shall be deemed a warranty as to the fitness of the plans or specifications or the work to be performed thereunder.  Tenant is encouraged to discuss proposed improvements with Landlord prior to making formal submittals in order to save time and reduce comments.

Section 18. Ownership of Improvements:  All installations, alterations, additions and improvements upon the Premises made by or on account of Tenant hereto shall become the property of Landlord when installed and shall remain upon and be surrendered with the Premises upon expiration of the Lease or sooner termination of the Term.

Section 19.  Removal of Trade Fixtures:  Tenant may (if not in default hereunder), upon the expiration of this Lease or any extension thereof, remove all trade fixtures which it has placed in Premises, provided Tenant repairs all damage to Premises caused by such removal.

Section 20.  Repairs by Tenant/Landlord:  Except as otherwise provided in this Lease, Tenant shall, at Tenant's sole expense, keep and maintain the entire Premises in good order and repair whether such parts of the Premises were installed by Landlord or Tenant.  Tenant shall be responsible for all maintenance, repairs and replacements of the Premises or any portion thereof; provided that Landlord agrees to keep all fixtures pertaining to heating, air-conditioning, water, sewer and electrical system in good order and repair and agrees also that Landlord shall be liable for any damage to such heating, air-conditioning, water, sewer, and electrical systems except to the extent such damage is incurred by Tenant’s negligence, in which case Tenant shall repair and be liable for the damage.  Tenant agrees to return said Premises to Landlord at the expiration of this Lease in as good condition and repair as when first received.  Tenant shall not be responsible for the repair of the foundation, exterior, load bearing walls and trusses except:  (i) where such repair relates to any intentional or negligent act or omission of Tenant, Tenant’s agents, concessionaires, contractors, employees, invitees, licensees or trespassers; or (ii) as expressly provided otherwise in this Lease.  In addition to other remedies available to Landlord, if Tenant fails to perform any repairs required of Tenant hereunder within thirty (30) days of notice by Landlord, Landlord may cause such repairs to be performed and Tenant shall reimburse Landlord for any sums so expended with the next monthly installment of Minimum Annual Rent due hereunder.

Section 21.  Signs:   Landlord hereby approves all Tenant’s signage that may exist on the Commencement Date and any change in signage requires the prior written consent of Landlord.  Tenant shall, at Tenant's sole expense, maintain any permitted signage, decorations, lettering and advertising matter in good condition and repair and in full compliance with all applicable laws, ordinances, regulations and other governmental restrictions.  Upon the expiration of the Term, Tenant shall remove its name from any signage and repair any damage caused by such removal.

Section 22.  Maintenance of Premises:  Except as otherwise provided in this Lease, Tenant shall be responsible for and shall maintain the Premises in a clean and well-kept condition at all times, at Tenant's sole cost and expense.  Without limiting the foregoing, Tenant hereby agrees that it (i) will keep the exterior of the Premises in a clean, attractive and well painted condition and free from mildew; (ii) will replace promptly with glass of like kind and quality, any plate glass or window glass of the Premises which may become cracked or broken; (iii) will maintain the Premises at its own expense in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests; (iv) will not permit undue accumulations of garbage, trash, rubbish and other refuse, and will keep such refuse in proper containers on the Premises; (v) will maintain the lawn and landscaping; and (vi) will comply with all laws and ordinances and all valid rules and regulations of the government of the United States or any state, county or city in which the Premises are located and any other applicable unit of government, or any agency thereof, and all requirements of any public or private agency having authority over insurance rates with respect to the use or occupancy of the Premises by Tenant.  In addition to other remedies available to Landlord, if Tenant fails to perform any maintenance required of Tenant hereunder within thirty (30) days of notice by Landlord, Landlord may cause such maintenance to be performed and Tenant shall reimburse Landlord for any sums so expended with the next monthly installment of Minimum Annual Rent due hereunder.  Landlord will be responsible for such repairs to the roof as may be deemed necessary.

Section 23.  Construction Liens:  Landlord's interest in the Premises shall not be subject to liens for improvements made by Tenant.  Tenant shall not permit any construction or other similar lien to be filed and stand against the Tenant's leasehold interest or the fee estate, reversion or other estate of Landlord in the Premises by reason of any work, labor, service or materials performed for or furnished to Tenant or anyone occupying Premises (or any part thereof) through or under Tenant.  If any such lien shall be filed in contravention of the foregoing, Tenant shall, without cost or expense to Landlord and within ten (10) days after receiving notice of such lien, either cause the same to be discharged of record by payment, bonding, court order or otherwise as provided by law.  All materialmen, contractors and other persons contracting with Tenant with respect to the Premises or any part thereof, or any of their subcontractors, laborers or suppliers, or any such party who may avail himself of any lien against the Premises are hereby charged with notice that they shall look solely to Tenant to secure payment of any amounts due for work done or material furnished to Tenant or the Premises.  Tenant shall advise all persons furnishing labor, materials or services to the Premises in connection with Tenant's improvements thereof of the provisions of this Section.  Tenant shall promptly inform Landlord upon receipt, by Tenant, of any notice of the filing of such construction liens.  In the event Tenant shall fail to discharge said construction lien as aforesaid, Landlord, at its option, in addition to all other rights or remedies herein provided, may bond or pay said lien or claim without inquiring into the validity thereof for the account of Tenant, and all sums so advanced by Landlord shall be paid by Tenant as rent as and when Tenant is billed therefor.  Landlord may record a memorandum of this Lease in order to advise others of the above provisions.

Section 24.  Tenant's Insurance:

(a)           Tenant shall, at Tenant's sole cost and expense for the mutual benefit of Landlord and Tenant, maintain throughout the Term of this Lease, personal and bodily injury and property damage liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises of not less than One Million Dollars ($1,000,000) in respect of personal injury or death to any one person and of not less than One Million Dollars ($1,000,000) in respect of any one accident and of not less then One Million Dollars ($1,000,000) property damage aggregate coverage.  During the period of any construction, Tenant shall also cause its Contractors to also maintain such coverage.

(b)           Tenant shall, at Tenant's sole cost and expense, obtain and maintain in effect throughout the Term insurance policies providing for the following coverage:  all risk and property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement insuring Tenant's trade fixtures, furnishings, equipment and all items of personal property of Tenant located on or in the Premises for the full replacement value thereof.  All proceeds of such insurance, so long as the Lease shall remain in effect, shall be used only to repair or replace the items so insured.

(c)           Tenant shall, at Tenant's sole cost and expense, obtain and maintain in effect throughout the Term insurance policies providing for the following coverage:  all risk and property insurance against wind, hail, water, fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement insuring the Premises in an amount not less than $2,100,000, adjusted for increases in the value of the Premises, from time to time.  Landlord shall be the named insured under such policies and all proceeds of such insurance shall be payable solely to Landlord.  Deductibles under the insurance in this sub-Paragraph (c) shall be as are commercially available at the time of issuance and Landlord acknowledges and agrees that the deductibles presently available for wind/hail insurance is 10%.

(d)           All insurance provided in this paragraph shall be effected under valid and enforceable policies issued by insurers of recognized responsibility which are licensed to do business in the state in which the Premises are located, are rated A+ or better by A.M. Best and have been approved in writing by Landlord, such approval not to be unreasonably withheld.  Prior to the earlier of the Commencement Date or Commencement of Tenant's Work, and thereafter not less than thirty (30) days prior to the expiration dates of each policy furnished pursuant to this paragraph, Tenant shall deliver to Landlord or Landlord's mortgagee, as directed by Landlord, the original or certified copy of the policy or policies, and/or renewals thereof, evidencing Tenant's continued insurance coverage as required hereunder and evidencing the payment of premiums necessary to maintain such insurance coverages.

(e)           All policies of insurance provided in this paragraph shall name Landlord and, at Landlord's request Landlord's mortgagee and/or any management agent as additional-named insureds, unless indicated otherwise.  Each policy of insurance shall provide that such insurance policy shall not be cancelled unless Landlord shall have received twenty (20) days prior written notice of cancellation.  Tenant shall require its insurer(s) to include in all of Tenant's insurance policies which could give rise to a right of subrogation against Landlord a clause or endorsement whereby the insurer(s) shall waive any rights of subrogation against Landlord.  Tenant hereby releases Landlord and its partners, officers, directors, agents and employees from any and all liability or responsibility to Tenant or any person claiming by, through or under Tenant, by way of subrogation or otherwise, for any injury, loss or damage to Tenant's property covered by a valid and collectible fire insurance policy with extended coverage endorsement.

(f)           Notwithstanding the foregoing, attached hereto as Exhibit C is copy of the certificate of insurance which the parties agree satisfies all the requirements and limits set forth in this Section.

Section 25.  Total or Partial Destruction:  In the case of damage to or destruction of the Premises by hurricane, fire, wind or other casualty, Tenant shall restore, repair, replace or rebuild the Premises as nearly as possible to the condition the Premises was in prior to such damage or destruction to the extent that Landlord makes the insurance proceeds available for the same (the “Repairs”).  Landlord shall make available to Tenant any insurance proceeds which Landlord may receive as a result of such damage or destruction subject to such controls over disbursement as Landlord or its mortgagee may deem necessary to insure (i) that the Repairs will be made properly; (ii) that adequate funds have been escrowed by Tenant to pay for any costs, expenses and repairs not covered by the insurance proceeds; (iii) that all contractors, subcontractors and suppliers will be paid in full; and (iv) that the Repairs will be made in conformity with plans and specifications approved by Landlord and in accordance with all applicable building codes, zoning ordinances and governmental laws and regulations.  Notwithstanding the above, if the damage or destruction shall occur within the six (6) months of the end of the Term and if the cost of the Repairs as estimated by Landlord or its architect or contractor shall exceed the aggregate remaining amounts of Annual Minimum Rent due under this Lease,  or in the event that the damage or destruction occurs anytime during the term of this Lease and the cost of the Repairs as estimated by Landlord or its architect or contractor in good faith, exceeds the aggregate remaining amounts of Annual Minimum Rent due under this Lease, then Tenant shall not be required to make the Repairs and either party may cancel this Lease. However, Landlord shall be entitled to all insurance proceeds on account of such destruction and damage.  In no event will Tenant be relieved of its responsibility to pay rental and other sums due under this Lease because of casualty to the Premises.  Tenant agrees to protect itself from possible casualty to the Premises and its obligation to pay rent by obtaining adequate business interruption insurance.

Section 26.  Condemnation:

(a)           Eminent Domain. If fifty percent (50%) or more of the floor area of the Premises shall be taken or condemned by a government authority (including, for purposes of this Article, any purchase by such government authority in lieu of a taking), then either party may elect to terminate this Lease as of the date possession is required by the condemning authority by giving notice to the other party not more than sixty (60) days after the date on which such title shall vest in the authority.

(b)           Rent Apportionment. In the event of any taking or condemnation of all or any part of the Premises, if this Lease shall not have expired or been terminated Tenant shall be entitled to a proportionate reduction in the Minimum Annual Rent paid hereunder from and after the date possession is required by the condemning authority, based on the proportion which the floor area taken from the Premises bears to the entire floor area of the Premises immediately prior to such taking.

(c)           Temporary Taking. Notwithstanding anything to the contrary in this Section, the requisition of the Premises or any part thereof by military or other public authority for purposes arising out of a temporary emergency or other temporary situation or circumstances shall constitute a taking of the Premises by eminent domain only when the use or occupancy by the requisitioning authority is expressly provided to continue, or shall in fact have continued, for a period of one hundred eighty (180) days or more, and if the Lease is not thereafter terminated under the foregoing provisions of this Section, then for the duration of any period of use and occupancy of the Premises by the requisitioning authority, all the terms and provisions of this Lease and obligations of Tenant hereunder shall remain in full force and effect, except that the Minimum Annual Rent shall be reduced in the same proportion that the floor area of the Premises so requisitioned bears to the total floor area of the Premises, and Landlord shall be entitled to whatever compensation may be payable from the requisitioning authority for the use and occupation of the Premises for the period involved.

(d)           Awards. Landlord shall have the exclusive right to receive any and all awards made for damages to the Premises accruing by reason of a taking or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, Tenant hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. However, Tenant shall have the right to make its own claim against the condemning authority for a separate award for the value of Tenant’s trade fixtures and equipment and for such moving and relocation expenses as may be allowed by law which do not constitute part of the compensation for the Center and do not diminish the amount of the award to which Landlord would otherwise be entitled.

Section 27. Bankruptcy:

(a)           Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Bankruptcy Code (11 USC §101 et.seq.), as the same may be amended from time to time.

(b)           Rights and Obligations Under the Bankruptcy Code.

(1)           Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Tenant, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Premises, an amount equal to the then-applicable monthly installments of Minimum Annual Rent and other charges otherwise due pursuant to this Lease.

(2)           Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of the assumption and/or assignment of this Lease are the following: (i) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; (ii) the deposit of an additional sum equal to not less than three (3) months’ Minimum Annual Rent and other charges, which sum shall be determined by Landlord, in its sole discretion, to be a necessary deposit to secure the future performance under the Lease of Tenant or its assignee; (iii) the use of the Premises as set forth in this Lease and the quality, quantity and/or lines of merchandise, goods or services required to be offered for sale are unchanged; and (iv) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security.

Section 28.  Indemnity:  Tenant agrees to defend, indemnify and hold Landlord harmless from and against all actions, claims, costs, damages, expenses, liabilities, losses and suits that (i) arise from or in connection with Tenant's possession, use, occupancy, management, construction, repair, maintenance or control of the Premises, or any portion thereof, or in any other manner that relates to the business conducted by Tenant in the Premises, or (ii) arise from or in connection with any intentional or negligent act or omission of Tenant, Tenant's agents, concessionaires, contractors, employees, invitees, licensees or trespassers, or that (iii) result from any default, breach, violation or nonperformance of this Lease or any provision herein by Tenant, or that (iv) arise from injury or death to persons or damage to property sustained in, on or about the Premises.  The indemnity contained in this Section shall survive the termination and expiration of this Lease.

Section 29.  Assignment and Subletting:  Notwithstanding any references to assignees, subtenants, concessionaires or other similar entities in this Lease, Tenant shall not without the prior written consent of Landlord, which consent may not be unreasonably withheld:  (i) assign or otherwise transfer, or mortgage or otherwise encumber, this Lease or any of its rights hereunder (nor allow any foreclosure of any permitted encumbrance or mortgage), (ii) sublet the Premises or any part thereof, or permit the use of the Premises or any part thereof by any persons other than Tenant or its agents, or (iii) otherwise permit the assignment or other transfer of this Lease or any of Tenant's rights hereunder voluntarily or by operation of law.  Any such attempted or purported transfer, assignment, mortgaging or encumbering of this Lease or any of Tenant's interest hereunder and/or any attempted or purported subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence, whether voluntary or involuntary or by operation of law or otherwise, shall be a default hereunder.

Section 30.  Entry:  Landlord shall, throughout the Term, have the right to enter the Premises at reasonable hours to exhibit the same to prospective purchasers and/or mortgagees, to make such inspections as Landlord deems necessary, including without limitation, the right to inspect Tenant’s records and books to confirm Tenant’s compliance with the terms of this Lease.

Section 31.  Default:  Each of the following shall be deemed to be an Event of Default by Tenant and a breach by Tenant hereunder:

(a)           the filing by or against (i) the Tenant, (ii) any permitted assignee, sublessee, transferee or successor, or (iii) any guarantor of this Lease, in any court, pursuant to any statute either of the United States or of any state, of a petition in bankruptcy or insolvency or a petition for reorganization or for the appointment of a receiver or trustee of all or a portion of the property of any of the aforesaid parties, or the making by any of the aforesaid parties of an assignment for the benefit of creditors, or the petitioning for or entering into an agreement pursuant to any statute either of the United States or of any state by any of the aforesaid parties, or the taking of this Lease under any writ or execution or attachment, or the issuance of any execution or attachment against any of the aforesaid parties or any of their property, or the dissolution or liquidation or the commencement of any action or proceeding for the dissolution or liquidation of any of the aforesaid parties;

(b)           the failure to pay Minimum Annual Rent or any other monetary sum payable hereunder within ten  (10) days of the due date; or

(c)           the failure to perform any non-monetary obligation of Tenant under this Lease, when such failure continues for more than ten (10) days after Landlord has given to Tenant a notice specifying the nature of such default, provided, however, that if Tenant commences to cure such breach within said ten (10) day period and thereafter diligently pursues the cure of such breach (not to exceed 90 days), then Tenant shall not be in default.

Section 32.  Landlord's Remedies Upon Default:  For the occurrence of an Event of Default by the Tenant under this Lease, the Landlord may, at his option, without notice to Tenant and without limiting any other right or remedy in law or in equity:

(a)           treat the Lease as terminated and resume possession of the Premises, thereafter using the same exclusively for Landlord's own purposes, in which case Tenant shall not be liable for any rent accruing thereafter, however, Tenant shall remain liable for and shall pay to Landlord rental accrued prior to Landlord resuming possession together with any damage to the Premises or other damages and charges, as provided in this Lease;

(b)           retake possession of the Premises for the account of the Tenant, holding the Tenant liable for damages, including the difference between the rentals and other charges stipulated to be paid and the net amount which Landlord recovers from reletting the Premises in which case Landlord may accelerate and declare immediately due and payable the balance of rent and other charges for the remainder of the lease term or Landlord may collect such rent and other charges as and when the same shall become due.

(c)           not retake possession of the Premises, instead holding the Tenant liable for the balance of rent due for the remainder of the lease term together with all other damages and charges provided for in this Lease, in which case, Landlord may accelerate and declare immediately due and payable all remaining rent and other charges for the balance of the lease term.

In the event Landlord chooses option (b) above, Landlord may make such additions, alterations or improvements as Landlord in its sole discretion deems reasonable and may grant concessions and rental incentives to new tenants as Landlord deems reasonable and may pay real estate commissions to relet the Premises the costs of which shall be amortized over the primary term of any new lease in order to determine the net rentals which Landlord recovered from a reletting of the Premises.

In the event Landlord chooses option (c) above and Tenant does not pay all accelerated sums within ten (10) days of demand, the Landlord may obtain possession of and relet the Premises and apply any rental collected to the outstanding balance or judgment without releasing Tenant from liability therefore.

In the event Landlord accelerates future rental payments as provided above, the parties agree that the amount of monthly rental, tax and insurance payments as of the date of acceleration, plus any applicable sales tax, shall be multiplied by the number of months remaining in the lease term in order to determine the accelerated amount due.  The parties agree that no reduction to present value of the future rental income shall be made.  In exchange, Landlord shall forego the collection of future increases in rental and other charges.

Section 33.  Court Costs and Attorney's Fees:  Tenant shall, in addition to its other obligations hereunder, pay to Landlord, on demand, such expenses as Landlord may incur (regardless of whether or not suit is filed), including, without limitation, court costs and attorneys' fees (whether incurred out of court, in the trial court, on appeal, or in bankruptcy or administrative proceedings) and disbursements, in enforcing the performance of any obligation of Tenant under this Lease, collecting any sums due Landlord under this Lease, and/or obtaining possession of the Premises from Tenant.

Section 34.  Proration:  As to any items which are Tenant’s responsibility hereunder, but which are associated for or billed as part of the billing for a larger premises of which the Premises constitutes a part, the Tenant’s portion of such charges shall be based on a proration on the basis of the number of square feet occupied by Tenant as a fraction of the total square footage of space owned by Landlord which is the subject of such charges or billings.

Section 35.  Landlord's Liability:  Notwithstanding any provision hereof to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Premises (or the proceeds of insurance) (or the proceeds received by Landlord on a sale of such estate and property but not the proceeds of any financing or refinancing thereof) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises, shall be limited to such estate and property of Landlord (or sale proceeds).  No other properties or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord's attorneys.  Landlord shall have no liability to Tenant for failure to perform Landlord's obligations hereunder where such failure(s) is due to causes beyond Landlord's control, including, but not limited to, acts of God, war, civil commotion, strikes, and embargoes; nor shall any such failure entitle Tenant to any abatement or reduction in rent, except as may be expressly provided herein, or any claim of actual or constructive eviction.  Tenant shall not be entitled to any compensation or reduction in rent by reason of inconvenience or loss arising from Landlord's entry onto the Premises as authorized hereunder.

Section 36.  Security Deposit:  There is no security deposit.

Section 37.  Estoppel Certificate:  Tenant shall, without charge therefor and within five (5) days after any request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in recordable form, certifying to Landlord, any Mortgagee, or any purchaser of the Premises or any other person designated by Landlord, as of the date of such estoppel certificate: (i) that Tenant is in possession of the Premises, has unconditionally accepted the same (or any conditions to such acceptance) and is currently paying the rent reserved hereunder; (ii) that this Lease is unmodified and in full force and effect (or if there has been modification, that the same is in full force and effect as modified and setting forth such modifications); (iii) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant, hereunder (and, if so, specifying the same in detail); (iv) the dates, if any, to which any rent has been paid in advance; (v) that Tenant has no knowledge of any uncured defaults on the part of Landlord under this Lease (or if Tenant has knowledge of any such uncured defaults, specifying the same in detail); (vi) that Tenant has no knowledge of any event having occurred that authorized the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); and (vii) any other matters that Landlord or its mortgagee may reasonably require to be confirmed.

Section 38.  Brokers:  Tenant warrants and represents that there was no broker or agent instrumental in consummating this Lease except the following: NONE. Tenant agrees to indemnify and hold Landlord harmless against any claims for brokerage or other commissions arising by reason of a breach by Tenant of this Section.  Landlord represents and warrants that it has not involved any real estate broker or agent in connection with this Lease and agrees to indemnify and hold harmless Tenant against any claims for brokerage or other commissions arising out of Landlord’s actions.

Section 39.  Notices:  Notices to Landlord under this Lease shall be given in writing to the following addresses or fax numbers unless a different address or fax number is specified.

Landlord's Notice Address:
Bright Investments LLC
c/o Keizersgracht 239
1016 EA Amsterdam, The Netherlands
Attention:  Edward Paap

Notices to Tenant under this Lease may be delivered to the Premises or to the following address or fax number:

Tenant's Notice Address:
Imaging Diagnostic Systems, Inc.
6531 NW 18th Court
Plantation, Florida  33313
Attention:  Allan L. Schwartz

With copy to:

Fernando Garcia, Esq.
Adorno & Yoss LLP
2525 Ponce de Leon Boulevard
Miami, FL 33134

Notice shall be deemed given upon delivery to the above address by hand delivery or overnight mail service or upon transmission by facsimile or five (5) days after mailing certified mail, return receipt requested.

Section 40.  General Provisions:

(a)           Counterparts:  This Lease may be executed in several counterparts, but all counterparts shall constitute one and the same instrument.  Delivery of a facsimile copy shall be deemed delivery of an original.

(b)           Recording:  Tenant shall not record this Lease.  Landlord shall have an absolute right to record a memorandum of lease evidencing this Lease, and Tenant agrees to execute such memorandum of lease upon Landlord's request.

(c)           Waiver of Jury Trial/Counterclaims:

(i)  Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on, or in respect of, any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

(ii)  Tenant shall not impose any counterclaims in a summary proceeding to recover possession or any other action based on termination or holdover.

(d)           Rights Cumulative:  All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative, and shall be in addition to those available at law or in equity.

(e)           Waiver of Rights:  No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant with its obligation hereunder, and no custom or practice of the parties at variance with the terms hereof constitute a waiver of Landlord's right to demand exact compliance with the terms hereof.

(f)           Time of Essence:  Time is of the essence in this agreement.

(g)           Headings:  The captions, section numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope of intent of such sections of this Lease nor in any way affect this Lease.

(h)           Governing Law:  This Lease shall be governed by the laws of the State of Florida.  Venue for any disputes concerning this Lease shall be Broward County, Florida.

(i)           Severability:  If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(j)           Entire Agreement:  This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, shall be of any force or effect.

Section 44.  Radon Gas:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.  Landlord shall have no obligation to mitigate any radon.

IN WITNESS WHEREOF, the parties have executed, or caused to be executed this Lease as the day and year above written.

WITNESSES:                                                                                     LANDLORD:

Bright Investments LLC

/s/ P. Adghir
(Printed Name)   P. Adghir

/s/ R. Kiban                                    By:  /s/ Edward Paap
(Printed Name)   R. Kiban                                            Edward Paap, Director

TENANT:

Imaging Diagnostic Systems, Inc.

/s/ Luz Marcela Gonzalez
(Printed Name)  Luz Marcela Gonzalez

/s/ Debra J. Wood                                        By:    /s/ Allan L. Schwartz
(Printed Name)  Debra J. Wood                                 Allan L. Schwartz, Executive Vice President
& CFO

EXHIBIT A

DESCRIPTION OF PREMISES

The land referred to in this policy is situated in the County of Broward, State of Florida, and is described as follows:

Lots 4 and 5, of Landmark Industrial Park, according to the plat thereof, as recorded in plat book 96, page 40, public records of Broward County, Florida.

EXHIBIT B and EXHIBIT C

LANDLORD’S / TENANT’S INSURANCE

EXHIBIT 1

ROOF CONTRACT & CANCELED CHECKS